SCHEDULE 14C

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SCHEDULE 14C INFORMATION

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EQ ADVISORS TRUST

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY 21, 2014

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the EQ/Large Cap Value PLUS Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees (“Board”) to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between FMG LLC and the Advisers without obtaining shareholder approval, subject to certain conditions. Accordingly, FMG LLC is able, subject to the approval of the Board, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a December 10-11, 2013 regular meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager, the Advisers or the Distributor (“Independent Trustees”), unanimously approved the Manager’s proposal to appoint Massachusetts Financial Services Company d/b/a MFS Investment Management (“MFS” or “New Adviser”) as an additional Adviser to an allocated portion of the Portfolio. The Manager’s proposal was based on certain factors, including, but not limited to, the desire of FMG LLC to reduce Adviser concentration in the Portfolio’s Active Allocated Portion and to add a new adviser that would complement the investment strategies of the Portfolio’s other Advisers. FMG LLC is the Manager of the Portfolio, AllianceBernstein L.P. (“AllianceBernstein”) and BlackRock Investment Management, LLC (“BlackRock”) are the other Advisers to the Portfolio’s Active Allocated Portion; and AllianceBernstein is the Adviser to the Portfolio’s Index Allocated Portion.

Factors Considered by the Board

In approving the advisory agreement (“Agreement”) between FMG LLC and MFS, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and Agreement, including, as applicable: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by the proposed Adviser; (2) comparative performance information; (3) the level of the proposed advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) the “fall out” benefits to be realized by the proposed Adviser and its affiliates (i.e., any direct or indirect benefits to be derived by the proposed Adviser and its affiliates from their relationships with the Trust). In considering the Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Manager and the New Adviser, including memoranda and other materials addressing the factors set out above, and provided to the Trustees prior to the meeting. The Board also took into account information provided to the Trustees at prior Board meetings. As applicable, the information provided to the Trustees described, among other things, the services to be provided by the New Adviser, as well as the New Adviser’s investment personnel, proposed advisory fees, performance information, and other matters. During the relevant meeting, the Trustees met with senior representatives of the Manager to discuss the Agreement and the information provided. In approving the Agreement with, the Board, including the Independent Trustees, determined that the proposed advisory fee was fair and reasonable and that the approval of the Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by the New Adviser. In addition to the investment performance information discussed below, the Board considered the New Adviser’s responsibilities with respect to the Portfolio (or the portion thereof) that it would sub-advise pursuant to the Agreement and the New Adviser’s experience in serving as an investment sub-adviser for other portfolios of the Trust and for funds and/or accounts similar to the Portfolio that it would sub-advise. The Board considered that the New Adviser would be responsible for making investment decisions for the Portfolio (or the portion thereof) that it would sub-advise, subject to the oversight of the Manager; placing with brokers or dealers all orders for the purchase and sale of investments for the Portfolio (or the portion thereof) that it would sub-advise; and performing related trading functions. The Board also reviewed information regarding the New Adviser’s process for selecting investments for the Portfolio (or the portion thereof) that it would sub-advise, as well as information regarding the background of the New Adviser’s portfolio managers who would provide services to the Portfolio. In addition, the Board considered the New Adviser’s best execution trading policies. The Board’s conclusion regarding the nature, quality and extent of the overall services to be provided by the New Adviser was also based, in part, on the Board’s experience and familiarity with the New Adviser serving as a sub-adviser to other portfolios of the Trust and on periodic reports provided to the Board regarding the services provided by the New Adviser to those other portfolios. Based on its review, the Board determined, with respect to the Portfolio, that the nature, quality and extent of the overall services to be provided by the New Adviser were for the Portfolio in light of its investment objectives and, thus, supported a decision to approve the Agreement.

The Board received and reviewed the New Adviser’s performance data in managing other funds and/or accounts, including, Multimanager Large Cap Value Portfolio, a series of AXA Premier VIP Trust also managed by the Manager with substantially similar investment objectives, policies, and strategies as the Portfolio (or the portion thereof) that it would sub-advise, as compared to an appropriate benchmark. The Board generally considered long-term performance to be more important than short-term performance. The Board also considered the Adviser’s expertise, resources, proposed methodology, and personnel for advising the Portfolio (or the portion thereof) that it would sub-advise. Based on its review, the Board determined, with respect to the Portfolio, that the performance data and related information supported a decision to approve the Agreement.

With respect the Portfolio, the Board noted that the proposed advisory fee for the New Adviser is the same as the advisory fee that the Adviser currently charges to another portfolio of the VIP Trust for which the Adviser currently serves as an investment sub-adviser using the same investment mandate. Moreover, the Board noted that the Manager generally is aware of the fees charged by advisers to other clients and that the Manager believes that the fees agreed upon with the New Adviser are reasonable in light of the quality of the investment advisory services to be provided. Based on its review, the Board determined, with respect to the Portfolio, that the proposed advisory fee for the New Adviser is fair and reasonable.

The Manager advised the Board that it does not regard Adviser profitability as meaningful to its evaluation of the Agreement. The Board acknowledged the Manager’s view of the New Adviser profitability noting the Board’s findings as to the reasonableness of the aggregate investment advisory fees paid by each Portfolio and that the fees paid to the New Adviser are the product of negotiations with the Manager and reflect the Manager’s and New Adviser’s acceptable levels of profitability based on the particular circumstances in each case for each of them. The Board further noted that the New Adviser’s fee is paid by the Manager and not the Portfolio.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed advisory fee schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed advisory fee schedule includes breakpoints that would reduce the advisory fee rate as Portfolio assets under the New Adviser’s management increase. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Manager, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolios.

The Board also noted that the New Adviser may derive ancillary benefits from Portfolio operations. For example, the New Adviser, through its position as an Adviser to a Portfolio, may engage in soft dollar transactions. The Board considered information regarding the New Adviser’s procedures for executing portfolio transactions for the Portfolio (or the portion thereof) that it would sub-advise. In addition, the Board considered that the New Adviser may be affiliated with registered broker-dealers who may, from time to time, receive brokerage commissions from the Portfolio in connection with the purchase and sale of portfolio securities; provided, however, that those transactions, among other things, must be consistent with seeking best execution. The Board also recognized that affiliates of the Adviser may sell, and earn sales commissions and/or other compensation with respect to, insurance products issued by the Manager’s affiliated insurance companies and that the proceeds of those sales may be invested in the Portfolio. Based on its review, the Board determined that any “fall-out” benefits that may accrue to the Adviser are fair and reasonable. MFS will become an Adviser to the Portfolio effective as of May 1, 2014.

Information Regarding the Investment Advisory Agreement

The terms of the Agreement between FMG LLC and MFS are substantially similar to those of the Agreements between FMG LLC and the other Advisers to the Portfolio, except as to the effective date and compensation. The Agreement will remain in effect for its initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Adviser, or by FMG LLC or the New Adviser on sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the advisory fee to the New Adviser.

The Agreement generally provides that the New Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Adviser with respect to the Portfolio, except that nothing in the Agreement limits the New Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Adviser to FMG LLC or the Trust.

Information Regarding Massachusetts Financial Services Company.

The following provides additional information about the New Adviser. Information is provided in Appendix A to this Information Statement with respect to advisory fees paid to the New Adviser by comparable funds subject to the 1940 Act that it advises.

MFS is a subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings Inc. which, in turn is an indirect majority owned subsidiary of Sun Life Financial Inc., a publicly traded diversified financial service company.

MFS is America’s oldest mutual fund organization. MFS and its predecessor organizations have a history of money management dating from 1924 and founded the first mutual fund in the United States, Massachusetts Investors Trust. MFS has been providing investment management services to the EQ/MFS International Growth Portfolio since July 25, 2005, to a portion of the Active Allocated Portion of the EQ/International Core PLUS Portfolio since June 21, 2013, and to a portion of the Active Allocated Portion of the Multimanager Large Cap Value Portfolio since 2002. As of December 31, 2013, net assets under management of the MFS organization were approximately $412 billion.

Effective May 1, 2014, Nevin P. Chitkara and Steven R. Gorham will serve as Portfolio Managers and will be jointly and primarily responsible for the day-to-day management of an Allocated Portion of the Portfolio. Mr. Chitkara is an Investment Officer and portfolio manager of MFS and has been employed in the investment area of MFS since 1997. Mr. Gorham is an Investment Officer and portfolio manager of MFS and has been employed in the investment area of MFS since 1992.

MFS’s office is located at 111 Huntington Avenue, Boston, Massachusetts 02199. MFS is organized as a corporation in the State of Delaware. MFS’s principal executive officers and directors, as of January 31, 2013 include:

Name	Position

Robert J. Manning	Director, Chief Executive Officer and Chairman of the Board of Directors of MFS
Michael W. Roberge	Director, President, Chief Investment Officer and Director of Global Research of MFS
Thomas A. Bogart	Director of MFS, Executive Vice President, Corporate Development and General Counsel of Sun Life Financial, Inc.
Colm J. Freyne	Director of MFS, Executive Vice President and Chief Financial Officer of Sun Life Financial, Inc.
David A. Antonelli	Vice Chairman of MFS
Timothy M. Fagan	Chief Compliance Officer of MFS
Amrit Kanwal	Executive Vice President and Chief Financial Officer of MFS
Mark N. Polebaum	Executive Vice President, General Counsel and Secretary of MFS
Robin A. Stelmach	Executive Vice President and Chief Operating Officer of MFS
Carol W. Geremia	Executive Vice President of MFS
James A. Jessee	Executive Vice President of MFS

The address of each of these individuals with respect to their position with MFS is 111 Huntington Avenue, Boston Massachusetts 021199.

For its services to the Portfolio, MFS receives an advisory fee based on the net assets of its allocated portion of the Portfolio as follows: 0.400% of the MFS Allocated Portion’s average daily net assets up to and including $300 million; 0.375% of the MFS Allocated Portion’s average daily net assets in excess of $300 million up to $500 million; 0.350% of the MFS Allocated Portion’s average daily net assets in excess of $600 million.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or Advisers. For the fiscal year ended December 31, 2013, the Portfolio paid $1,836.09 in brokerage commissions to brokerage affiliates of the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 95% of the Trust’s shares as of January 31, 2014. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of January 31, 2014, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of January 31, 2014:

Shareholder	Class	Number of Shares Owned	Percentage of Class
AXA Moderate Allocation Portfolio	Class K	6,388,132.46	15.62%
AXA Moderate Plus Portfolio	Class K	18,109,496.10	44.28%
AXA Aggressive Allocation Portfolio	Class K	14,338,227.33	35.06%

* The address of the Portfolio is 1290 Avenue of the Americas, New York, New York 10104.

A copy of the Trust’s 2013 Annual Report is enclosed.

Appendix A

The charts below provide information regarding the advisory fees charged by the Adviser to comparable funds that it advises.

Name of Fund	Net Assets (as of December 31, 2013)	Advisory Fee Rate (% of net assets)
MFS Value Fund (1)	$31,274.7	0.60% of first $7.5 Billion; 0.53% of next $2.5 Billion; 0.50% in excess of $10.0 Billion (4)
MFS Institutional Large Cap Value Fund (1)	$181.0	0.55%
MFS Variable Insurance Trust - MFS Value Series (1)	$2,492.2	0.75% of first $1 Billion; 0.65% in excess of $1 Billion (5)
MFS Variable Insurance Trust II – MFS Value Portfolio (1)	$35.2	0.75% of first $1 Billion; 0.65% in excess of $1 Billion
AXA Multimanager Large Cap Value Portfolio (2)	$128.9(3)	0.40% on first $300 Million; 0.375% on next $300 Million; 0.35% on assets greater than $600 Million
Delaware Optimum Large Cap Value Fund (2)	$552.9(3)	0.45% on first $100 Million; 0.35% on next $150 Million; 0.33% on assets greater than $250 Million
American Beacon Large Cap Value Fund (2)	$1,124.1(3)	0.35% on first $100 Million; 0.30% on next $400 Million; 0.275% on next $1 Billion; 0.20% on assets greater than $1.5 Billion
AST MFS Large-Cap Value Portfolio (2)	$559.7	0.35% on first $100 Million; 0.30% on next $400 Million; 0.275% on assets greater than $500 Million
LVIP MFS Value Fund (2)	$1,007.5	0.375% on first $250 Million; 0.35% on next $250 Million; 0.30% on next $1 Billion; 0.25% on assets greater than $1.5 Billion
MetLife MFS Value Portfolio (2)	$3,972.9	0.35% on first $100 Million; 0.30% on next $400 Million; 0.275% on next $1 Billion; 0.20% on assets greater than $1.5 Billion
AZL MFS Value Fund (2)	$550.6	0.35% on first $250 Million; 0.30% on next $1 Billion; 0.25% on assets greater than $1.25 Billion
Columbia Variable Portfolio – MFS Value Fund (2)	$2,336.2	0.35% on first $100 Million; 0.30% on next $400 Million; 0.275% on assets greater than $500 Million

(1)	Effective April 1, 2013, MFS has agreed in writing to reduce its management fee by a specified amount if certain MFS mutual fund assets exceed thresholds agreed to by MFS and the fund’s Board of Trustees.

During the fund’s most recently completed fiscal year, this management fee reduction amounted to less than 0.01% of the fund’s average daily net assets.

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(2)	Sub-advisory fee.

(3)	Multi-managed fund. Represents portion of the fund sub-advised by MFS.

(4)	MFS has agreed in writing to reduce its management fee to 0.45% of the fund’s average daily net assets annually in excess of $20 billion. This written agreement will remain in effect until modified by the fund’s Board of Trustees, but such agreement will continue until at least December 31, 2014.

(5)	MFS has agreed in writing to reduce its management fee to 0.60% of the fund’s average daily net assets annually in excess of $2.5 billion. This written agreement will remain in effect until modified by the fund’s Board of Trustees, but such agreement will continue until at least April 30, 2015.

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